AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
INTERMOUNTAIN COMMUNITY BANCORP
ARTICLE I
Name Of The Corporation
The following Amended and Restated Articles of Incorporation are executed by the undersigned, an Idaho corporation:
The name of this Corporation is “Intermountain Community Bancorp.”
ARTICLE II
Authorized Shares
The total authorized capital stock of the Corporation is Forty One Million (41,000,000) shares, of which Thirty Million (30,000,000) shares shall be voting common stock, with no par value (“Voting Common Stock”), Ten Million (10,000,000) shares shall be non-voting common stock, with no par value (“Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”), and One Million (1,000,000) shares shall be preferred stock, with no par value.
Section 1.    PREFERRED STOCK. The preferred stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.
Section 2.    FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”), which series shall have no par value per share and shall have such rights, voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth on the Certificate of Designations attached to these Articles of Incorporation and incorporated herein. The authorized number of shares of Designated Preferred Stock shall be 27,000.
Section 3.    MANDATORILY CONVERTIBLE CUMULATIVE PARTICIPATING PREFERRED STOCK, SERIES B. There is hereby created out of the authorized and unissued

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shares of preferred stock of the corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Participating Preferred Stock, Series B” (the “Series B Preferred Stock”), which series shall have a liquidation preference per share of $0.01 and shall have such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as set forth on the Certificate of Designations attached to these Articles of Incorporation and incorporated herein. The authorized number of shares of Series B Preferred Stock shall be 864,600.
Section 4. NON-VOTING COMMON STOCK: Except as set forth in Article XII, the Non-Voting Common Stock shall in all respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided, that if the Corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further that no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of Common Stock shall receive such dividend in like stock.
ARTICLE III
Duration of Corporate Existence
The corporate existence of this Corporation is perpetual.
ARTICLE IV
Corporate Purposes
The Corporation may engage in any and all activities authorized for a bank holding company and its subsidiaries under The Bank Holding Company Act of 1956, as amended (12 USC 1841 et. seq.), and regulations promulgated thereunder by the Federal Reserve Board and other regulatory authorities which have jurisdiction over the activities of bank holding companies and their subsidiaries. Subject to any limitations imposed by the Bank Holding Company Act of 1956, as amended, the Corporation may also engage in any and all activities authorized for an Idaho corporation pursuant to The Act.
ARTICLE V
Board of Directors
Section 1.    NUMBER, CLASSIFICATION, TERM AND ELECTION OF DIRECTORS: The Board of Directors shall consist of not less than five (5) nor more than fifteen (15) members, the exact number to be fixed and determined from time-to-time by resolution of the Board of Directors. Except as otherwise provided herein, all directors shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

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In the event that the number of directors is fixed at nine (9) or more, then the directors shall be classified with respect to the time for which they severally hold office, into three classes: Class I, Class II, and Class III, which shall be as nearly equal in number as possible and shall be adjusted from time to time in the discretion of the Chair of the Board of Directors of the Corporation or the Board of Directors in order to maintain such proportionality.
In the event that the number of directors is fixed at nine (9) or more directors, then the directors shall be classified into classes by the Chair of the Board of Directors or the Board of Directors of the Corporation. Each director in Class I shall hold office for a term expiring at the annual meeting of shareholders held one year after his or her classification; each director in Class II shall hold office for a term expiring at the annual meeting of the shareholders held two years after his or her classification, and each director in Class III shall hold office for a term expiring at the annual meeting of shareholders held three years after his or her classification. Notwithstanding the foregoing provision of this Article V, each director shall serve until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, or removal. At each annual meeting of shareholders beginning with the annual meeting following the classification of the Board of Directors, the successors to the class of directors whose terms shall expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors shall have been duly elected and qualified or until their earlier death, resignation, or removal. No decrease in the number of directors by amendment to these Articles shall have the effect of shortening the term of any incumbent director.
Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present. Shareholders do not have the right to cumulate their votes when voting for the election of directors.
Section 2.    CERTAIN BOARD ACTIONS: When evaluating any offer of another party for a tender or exchange offer for any equity security of the Corporation, or any proposal to merge or consolidate the Corporation with another corporation, or to purchase or otherwise acquire all of substantially all of the properties and assets of the Corporation, the directors of the Corporation may, in determining what they believe to be in the best interests of the Corporation and its shareholders, give due consideration to the social, legal, and economic effects on employees, customers, and suppliers of the Corporation and its subsidiaries, and on the communities and geographical areas in which the Corporation and its subsidiaries operate, the economy of the state and the nation, the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests maybe best served by the continued independence of the Corporation and other relevant facts.
Section 3.    REMOVAL FOR CAUSE: The shareholders of the Corporation may remove one or more directors in the midst of the director’s term only for “cause.” A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. For the purposes of this Article V, “cause” shall be defined as:

(1)	receipt of a financial benefit to which he or she is not entitled;

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(2)	an intentional infliction of harm to the Corporation or its shareholders;

(3)	a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended; or

(4)	an intentional violation of criminal law.
Section 4.    VACANCIES: Subject to applicable statutes and regulations regarding director approval by regulatory authorities having jurisdiction over the activities of the Corporation and its subsidiaries, any vacancy occurring in the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. A director elected to fill a vacancy shall hold office for the unexpired portion of the term of the director whose position shall be vacant and until his or her successor shall be elected and qualified.
Section 5.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article V may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter.
ARTICLE VI
Exemption From Personal Liability
Section 1.    ELIMINATION OF LIABILITY: No director of the Corporation shall be personally liable to the Corporation or its shareholders, for monetary damages for conduct as a director, provided, however, that this Article VI shall not eliminate or limit the liability of a director for:

(1)	the amount of a financial benefit received by a director to which he or she is not entitled;

(2)	an intentional infliction of harm on the Corporation or the shareholders;

(3)	a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended; or

(4)	an intentional violation of criminal law.
Section 2.    SUBSEQUENT STATUTORY AMENDMENTS: If Idaho law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Idaho law as so amended.
Section 3.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article VI may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the

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Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter. Further, no amendment to or repeal of this Article VI shall apply to or have any effect upon the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions which occurred prior to such amendment or repeal.
ARTICLE VII
No Preemptive Rights
All shares of stock of this Corporation shall be without preemptive rights.
ARTICLE VIII
Indemnification and Advancement of Expenses
Section 1.    INDEMNIFICATION: To the fullest extent permitted by The Act, the Corporation shall indemnify any director or officer of the Corporation made a party to a proceeding because the person is a director or officer of the Corporation against liability incurred in that proceeding; provided, however, no indemnification pursuant to this Section 1 shall indemnify any director from or an account of:

(1)	receipt of a financial benefit to which he or she is not entitled;

(2)	an intentional infliction of harm on the Corporation or its shareholders;

(3)	a violation of § 30-1-833, Idaho Code in effect as of the date these Articles are filed or as maybe subsequently amended; or

(4)	an intentional violation of criminal law.
Section 2.    ADVANCEMENT OF EXPENSES: The Corporation may, but shall not be required to, pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding to the fullest extent permitted by The Act, and in particular § 30-1-853, Idaho Code in effect as of the date these Articles are filed or as may be subsequently amended.
Section 3.    CERTAIN DEFINITIONS: For purposes of this Article VIII, the terms “corporation, director, disinterested director, expenses, liability, official capacity, party and proceeding” shall have the meaning given to them in § 30-1-850, Idaho Code as in effect as of the date these Articles of Incorporation are filed or as maybe subsequently amended.
Section 4.    INSURANCE: The Corporation may purchase and maintain insurance on behalf of any person who is a director or officer of the Corporation or one of its subsidiaries or is serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity against liability asserted against or incurred by that person in such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against the same liability under the provisions of this Article VIII or under applicable Idaho law.

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Section 5.    PURPOSE AND EXCLUSIVITY: The indemnification referred to in the various subsections of this Article VIII shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, specifically but without limitation § 30-1-850 through 30-1-859, Idaho Code in effect as of the date these Articles are filed, or as may be subsequently amended, rule of law or equity, agreement, vote of the shareholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements of indemnification. The purpose of this Article VIII is to augment the provisions of applicable Idaho law dealing with indemnification.
Section 6.    SEVERABILITY: If any of the provisions of this Article VIII are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.
Section 7.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article VIII may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter.
ARTICLE IX
Merger Vote
Section 1.    REQUIRED SHAREHOLDER VOTE: In order for a Plan of Merger or Share Exchange that would result in a Change in Control (as defined below) of the Corporation to be approved, the holders of two-thirds (2/3) of the Corporation’s shares entitled to vote must vote in favor of the plan.
“Change in Control” means any transaction in which the Corporation merges into or consolidates with another entity, or merges another entity into the Corporation, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Corporation’s voting securities immediately before the merger or consolidation.
Section 2.    ARTICLE AMENDMENT OR REPEAL: Notwithstanding any other provisions of the Articles or the Bylaws of the Corporation, the provisions of this Article IX may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of two-thirds (2/3) of all of the votes entitled to be cast on the matter.
ARTICLE X
Shareholder Meeting Provisions
Any action required or permitted to be taken by the shareholders of this Corporation must be effected at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders. At any annual meeting or special meeting of

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shareholders of this Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of this Corporation.
ARTICLE XI
Amendments
Section 1.    AMENDMENTS TO ARTICLES BY SHAREHOLDERS: Except as otherwise provided by The Act or by these Articles, no amendment, addition, alteration, change or repeal of these Articles shall be made, unless such is first proposed by the Board of Directors of the Corporation and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change or repeal so acted upon, shall be effective upon filing in accordance with statutory and regulatory procedures.
Section 2.    AMENDMENTS TO ARTICLES BY BOARD OF DIRECTORS: To the extent permitted by The Act, the Board of Directors may amend the Articles by resolution adopted by a majority of the directors, so long as its Articles, as amended, contain only such provisions as might lawfully be contained in original Articles at the time of making such amendment.
ARTICLE XII
Certain Voting Provisions
Section 1. VOTING COMMON STOCK: Each holder of Voting Common Stock, as such, shall be entitled one vote for each share of Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation (including any Certificate of Designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Articles of Incorporation (including any Certificate of Designation of any preferred stock) or under the Act.
Section 2. NON-VOTING COMMON STOCK: The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Voting Common Stock or Non-Voting Common Stock, voting separately as a class, as the case may be, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of this Amended and Restated Articles of Incorporation that adversely affects the powers, preferences or rights of the Voting Common Stock or Non-Voting Common Stock, respectively, contained herein in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the other class of Common Stock.

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ARTICLE XIII
Conversion
Any holder of Voting Common Stock may at any time and from time to time elect to convert any number of shares of Voting Common Stock then held by such shareholder into an equal number of shares of Non-Voting Common Stock with the prior approval of the Board of Directors acting in its reasonable discretion. Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock, but only if such conversion is simultaneous with or following (i) a transfer that is part of a widely distributed public offering of Voting Common Stock, (ii) a transfer that is part of a private placement of Voting Common Stock in which no one party acquires the rights to purchase in excess of 2% of the Voting Common Stock then outstanding, (iii) a transfer of Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering, (iv) following a widely distributed public offering, a transfer of Voting Common Stock not requiring registration under the Securities Act of 1933, as amended, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of the Voting Common Stock then outstanding or (v) a transfer to a person that would control more than 50% of the “voting securities” of the Corporation as defined by the Board of Governors of the Federal Reserve System without giving effect to such transfer (collectively, the “Conversion Conditions”). If the Corporation ceases to be a bank holding company or ceases to control any depository institution it had acquired, then the Conversion Conditions shall lapse and any holder of Non-Voting Common Stock may convert such shares of Non-Voting Common Stock into Voting Common Stock without limitation as described herein. Until presented and surrendered for cancellation following such conversion, each certificate representing shares of Voting Common Stock or Non-Voting Common Stock, as applicable, in respect of which a conversion election has been made and, if required, approved in accordance with the previous sentence shall be deemed to represent the number of shares of Voting Common Stock or Non-Voting Common Stock, as applicable, into which such shares have been converted, and upon presentation and surrender of such certificate the holder thereof shall be entitled to receive a certificate for the appropriate number of shares of Voting Common Stock or Non-Voting Common Stock, as applicable. Upon a conversion pursuant to this Article XIII, each converted share of Voting Common Stock or Non-Voting Common Stock, as applicable, shall be retired. The Corporation shall from time to time reserve for issuance the number of shares of Non-Voting Common Stock into which all outstanding shares of Voting Common Stock may be converted, and shall reserve for issuance the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted.
Executed this 4th day of December 2012.

By:    /s/ Curt Hecker

                            Curt Hecker, President and CEO

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Appendix A
CERTIFICATE OF DESIGNATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
INTERMOUNTAIN COMMUNITY BANCORP

* * *
Part 1.    Definitions. The following terms are used in this Certificate of Designations as defined below:
(a)    “Common Stock” means the common stock, no par value, of the Corporation.
(b)    “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
(c)    “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
(d)    “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
(e)    “Minimum Amount” means $6,750,000.
(f)    “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
(g)    “Signing Date” means December 19, 2008.
Part. 2.    Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
Part 3. Conflict. In the event of any conflict or inconsistency between the terms set forth in this Certificate of Designations and those set forth in the remainder of the Articles of Incorporation, the terms set forth in this Certificate of Designations shall govern.
* * *
Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a

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part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.
Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:
(a)“Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
(b)“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(c)“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
(d)“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
(e)“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
(f)“Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(g)“Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.
(h)“Dividend Period” has the meaning set forth in Section 3(a).
(i)“Dividend Record Date” has the meaning set forth in Section 3(a).
(j)“Liquidation Preference” has the meaning set forth in Section 4(a).
(k)“Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
(l)“Preferred Director” has the meaning set forth in Section 7(b).
(m)“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

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(n)“Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
(o)“Share Dilution Amount” has the meaning set forth in Section 3(b).
(p)“Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.
(q)“Successor Preferred Stock” has the meaning set forth in Section 5(a).
(r)“Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 3. Dividends.
(a)    Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend

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Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
(b)    Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding

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contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
Section 4. Liquidation Rights.
(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such

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distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
(b)    Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c)    Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Section 5. Redemption.
(a)    Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation

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Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
(b)    No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
(c)    Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

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(d)    Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
(f)    Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 7. Voting Rights.
(a)    General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)    Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose

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prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
(c)    Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
(ii)Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

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(iii)Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.
(d)    Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
(e)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.
Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record

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holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.
Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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Appendix B
CERTIFICATE OF DESIGNATIONS OF

MANDATORILY CONVERTIBLE

CUMULATIVE

PARTICIPATING PREFERRED STOCK, SERIES B

OF

INTERMOUNTAIN COMMUNITY BANCORP
Pursuant to Section 30-1-1006 of the Idaho
Business Corporation Act
Section 1.Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of Intermountain Community Bancorp, a corporation organized and existing under the laws of the State of Idaho (the “Company”), a series of preferred stock designated as the “Mandatorily Convertible Cumulative Participating Preferred Stock, Series B” (the “Series B Preferred Stock”). The number of shares constituting such series shall be 864,600. The Series B Preferred Stock shall have no par value.
Section 2.Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with Series A Preferred Stock and each other class or series of equity securities of the Company, if any, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), and (ii) senior to the Company’s common stock, no par value (the “Common Stock”), the Company’s non-voting common stock, no par value, to be issued following the adoption of an amendment to the Articles of Incorporation authorizing said shares (the “Non-Voting Common Stock,” and together with the Common Stock, the “Company Common Stock”) and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided, however, that for as long as the Approval Date has not occurred and the Series B Preferred Stock remains outstanding, no preferred stock of the Company that would rank senior to the Series B Preferred Stock may be issued without, in each case, the express approval of the Holders of at least eighty percent of the issued and outstanding Series B Preferred Stock.
Section 3.Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:
(a)“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.
(b)“Applicable Conversion Price” means the Conversion Price in effect at any given time.
(c)“Approval Date” means, with respect to the shares of Series B Preferred Stock of any Holder, the day that is the fifth Business Day after the day on which the Company shall have obtained shareholder approval in the manner required therefor by the Idaho Business Corporation Act for the Shareholder Proposals.
(d)“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as they may be amended from time to time.
(e)“Base Price” means $1.00.
(f)“Base Value” means the product of (x) the Base Price and (y) 50.
(g)“Board of Directors” means the board of directors of the Company.
(h)“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of Idaho are generally required or authorized by law to be closed.
(i)“Bylaws” means the Bylaws of the Company, as they may be amended from time to time.
(j)“Certificate of Designations” means this Certificate of Designations to designate the terms of Mandatorily Convertible Cumulative Participating Preferred Stock, Series B, of Intermountain Community Bancorp, dated January 20, 2012.
(k)“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported on the OTC Bulletin Board or by Pink Sheets LLC or similar organization, or, if that bid price is not available, the fair market value of a share of Common Stock (or other relevant capital stock or equity interest) as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.
If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.
(l)“Common Stock” has the meaning set forth in Section 2.
(m)“Company” means Intermountain Community Bancorp, an Idaho corporation.
(n)“Company Common Stock” has the meaning set forth in Section 2.
(o)“Conversion Date” means a Mandatory Conversion Date or a Reorganization Conversion Date.
(p)“Conversion Price” means for each share of Series B Preferred Stock, the Base Price, subject to adjustment as set forth herein.
(q)“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the ten (10) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.
(r)“Dividend Payment Date” has the meaning set forth in Section 4(a).
(s)“Dividend Period” has the meaning set forth in Section 4(a).

(t)“Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.
(u)“Exchange Property” has the meaning set forth in Section 11(a).
(v)“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.
(w)“Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
(x)“Junior Securities” has the meaning set forth in Section 2.
(y)“Liquidation Preference” means, as to the Series B Preferred Stock, $0.01 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).
(z)“Mandatory Conversion Date” means, with respect to shares of Series B Preferred Stock of any Holder, the Approval Date; provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.
(aa)“Non-Voting Common Stock” has the meaning set forth in Section 2.
(ab)“Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).
(ac)“Ownership Limit” means at the time of determination, 9.9% of any class of Voting Securities of the Company outstanding at such time. Any calculation of a Holder’s percentage ownership of the outstanding Voting Securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of Regulation Y of the Board of Governors of the Federal Reserve System.
(ad)“Parity Securities” has the meaning set forth in Section 2.
(ae)“Permitted Rights Offering” shall mean an offering of up to $8.7 million of aggregate offering price of Common Stock pursuant to subscription rights distributed pro rata to the existing holders of record of Common Stock as of the Business Day immediately prior to the Effective Date at a price per share of Common Stock not less than $1.00, and the associated declaration, issuance and exercise of the subscription rights with respect to such offering and shares of Common Stock issuable in connection with the exercise of any such rights; provided that the Company will use its reasonable best efforts to ensure that such rights offering, including exercise of such right, is completed as soon as practicable following the Effective Date taking into account restrictions under applicable securities laws.
(af)“Periodic Dividend Commencement Date” shall mean the earlier to occur of (i) the date on which the shareholders of the Company fail to approve the Shareholder Approvals at a shareholder meeting called to vote thereon and (ii) June 30, 2012, in the event that no such meeting has been held on or prior to June 30, 2012.
(ag)“Person” has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
(ah)“Preferred Stock” means any and all series of preferred stock of the Company, including the Series B Preferred Stock.
(ai)“Record Date” has the meaning set forth in Section 4(a).
(aj)“Regulatory Approvals” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series B Preferred Stock into Non-Voting Common Stock and to own such Non-Voting Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(ak)“Reorganization Conversion Date” means, with respect to the shares of Series B Preferred Stock of any Holder, the date of the consummation of a Reorganization Event or, if later, the first date on which all Regulatory Approvals with respect to the conversion of such shares shall have been obtained or made; provided, however, that if a Reorganization Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Reorganization Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.
(al)“Reorganization Event” has the meaning set forth in Section 11(a).
(am)“Series A Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Company.

(an)“Series B Preferred Stock” has the meaning set forth in Section 1.
(ao)“Shareholder Proposals” means the shareholder proposals to amend the Articles of Incorporation to authorize a number of shares of Non-Voting Common Stock sufficient to permit the full conversion of the Series B Preferred Stock into Non-Voting Common Stock and to establish the terms of the shares of Non-Voting Common Stock.
(ap)“Trading Day” means a day on which the shares of Common Stock:
(i)are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
(ii)have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
(aq)“Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.
(ar)“Warrant” means, at any time, a Warrant of the Company to purchase shares of Non-Voting Common Stock.
Section 4.Dividends. (a) From and after the Effective Date and prior to the Periodic Dividend Commencement Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, dividends in the amount determined as set forth in Section 4(b)(i), and no more. In the event that the Shareholder Proposals are not approved by the holders of Common Stock in the manner required therefor by the Idaho Business Corporation Act prior to the Periodic Dividend Commencement Date, from and after the Periodic Dividend Commencement Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, cumulative cash dividends in the amount determined as set forth in Section 4(b)(ii), and no more; provided, however, from and after such date as the Shareholder Proposals are approved in the manner required therefor by the Idaho Business Corporation Act, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, dividends in the amount determined as set forth in Section 4(b)(i), and no more. Except as otherwise provided herein, such dividends shall be payable quarterly in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors, on March 15, June 15, September 15 and December 15 (each, a “Dividend Payment Date”), commencing on March 15, 2012; provided, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series B

Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day, unless such immediately succeeding Business Day falls in the next calendar month, in which case such Dividend Payment Date shall instead be (and any such dividend shall instead be payable on) the immediately preceding Business Day. Dividends on Series B Preferred Stock shall accrue at any time that dividends on the Series B Preferred Stock are cumulative (whether or not in any dividend period or periods (each, a “Dividend Period”) there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are authorized or declared) and accrued dividends shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term “accrued” with respect to dividends includes both accrued and accumulated dividends.
Dividends that are payable on Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series B Preferred Stock as they appear on the stock register of the Company on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Record Date”). Any such day that is a Record Date shall be a Record Date whether or not such day is a Business Day.
Each Dividend Period shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series B Preferred Stock, provided that, for any share of Series B Preferred Stock issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose) and shall end on and include the calendar day preceding the next Dividend Payment Date. Dividends payable on the Series B Preferred Stock in respect of any Dividend Period shall be computed by the Company on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period, except that dividends for the initial period will be calculated from the original issue date. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).
(a)    (a) Subject to Section 4(a), if the Board of Directors declares and pays a dividend or other distribution in respect of Company Common Stock (other than with respect to a Permitted Rights Offering), then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock, on the same dates on which such dividend or other distribution is declared and paid on the Company Common Stock, a dividend or other distribution in an amount per share of Series B Preferred Stock equal to the product of (x) the per share dividend or other distribution declared and paid in respect of each share of Company Common Stock and (y) the number of shares of Company Common Stock into which such shares of Series B Preferred Stock is convertible as of the Record Date for such dividend or distribution.

(i)    Subject to Section 4(a), the dividend rate, and the rate at which dividends shall accrue, on each share of Series B Preferred Stock, for each Dividend Period, shall be at an annual rate equal to 15%, calculated with respect to the Base Value of a share of Series B Preferred Stock.
(b)    Dividends in arrears on the Series B Preferred Stock in respect of a Dividend Period not declared for payment or to the extent not paid on the first Dividend Payment Date following the Dividend Period for which they accrue may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to the holders of record of Series B Preferred Stock as they appear on the stock register of the Company on a record date selected by the Board of Directors, which shall (a) not precede the date the Board of Directors declares the dividend payable and (b) not be more than 60 days prior to the date the dividend is paid.
(c)    At any time prior to the Approval Date, so long as any share of Series B Preferred Stock remains outstanding, (1) no dividend or interest shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities or trust preferred securities shall be purchased, redeemed or otherwise acquired by the Company, directly or indirectly. The foregoing limitations shall not apply (i) with respect to a Permitted Rights Offering; (ii) to redemptions, purchases or other acquisitions of shares of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan; (iii) to any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and (iv) to conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.
(d)    So long as any shares of Series B Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period (other than with respect to a Permitted Rights Offering) unless full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock. To the extent the Company declares dividends on the Series B Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Company shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Company shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock and all Parity Securities bear to each other.

(e)    At any time that dividends on the Series B Preferred Stock are not cumulative, and if a Conversion Date with respect to any share of Series B Preferred Stock is prior to the Record Date for the payment of any dividend on the Company Common Stock, the Holder of such share of Series B Preferred Stock will not have the right to receive any corresponding dividends on the Series B Preferred Stock. At any time that dividends on the Series B Preferred Stock are not cumulative, and if the Conversion Date with respect to any share of Series B Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend. Any accrued and unpaid cumulative dividends on the Series B Preferred Stock shall be payable in cash on the Conversion Date.
Section 5.Liquidation. (a)  In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive, for each share of the Series B Preferred Stock, the sum of (i) liquidating distributions in an amount equal to the Liquidation Preference, plus any accrued but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Company Common Stock or any other Junior Securities and (ii) after all distributions have been made to Holders pursuant to clause (i) of this sentence, liquidating distributions, as determined by the Company (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) as of a date that is at least ten (10) Business Days before the first liquidating distribution is made on Series B Preferred Stock, that would be made on the number of shares of Non-Voting Common Stock equal to the Base Value divided by the Applicable Conversion Price as if all of the outstanding shares of Series B Preferred Stock had been converted into Non-Voting Common Stock on such date of determination, out of assets legally available for distribution to the Company’s shareholders, simultaneous with any distribution of assets made to the holders of the Company Common Stock. The Company shall notify each Holder of the amount it has calculated pursuant to this Section 5 by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Company. Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series B Preferred Stock.
(f)    In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(g)    The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.
Section 6.Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.
Section 7.Redemptions.
(h)    Redemption. The shares of Series B Preferred Stock are not redeemable by the Company.
(i)    No Sinking Fund. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.
Section 8.Conversion.
(j)    Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series B Preferred Stock of a Holder, such Holder’s shares of Series B Preferred Stock shall automatically convert into shares of Non-Voting Common Stock as set forth below. The number of shares of Non-Voting Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Base Value by the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof), provided that cash will be paid in lieu of fractional shares in accordance with Section 13 hereof.
(k)    Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to receive shares of Non-Voting Common Stock upon any conversion of Series B Preferred Stock pursuant to this Section 8 or Section 11 to the extent (but only to the extent) that at such time the Holder does not have any required Regulatory Approvals. If any delivery of shares of Non-Voting Common Stock owed to a Holder upon conversion of Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall, at the option of the Holder, deliver such shares as promptly as practicable after such converting Holder gives notice to the Company that the requirements of this Section 8(b) are met.
Section 9.Conversion Procedures.

(l)    Each Holder shall, promptly upon receipt of any required Regulatory Approval applicable to such Holder, provide written notice to the Company of such receipt. Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Company shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:
(i)    the Mandatory Conversion Date applicable to such Holder;
(ii)    the number of shares of Non-Voting Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such mandatory conversion; and
(iii)    the place or places where certificates for shares of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Non-Voting Common Stock.
(m)    In the event that such Holder fails to surrender the required certificates for shares of Series B Preferred Stock held of record by such Holder within 30 days after delivery of the Mandatory Conversion Date, the Company shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8.
(n)    Effective immediately prior to the close of business on any Conversion Date with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any accrued and unpaid or declared and unpaid dividends on such share to the extent provided in Section 4(f) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.
(o)    No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Non-Voting Common Stock of record as of any date prior to the close of business on any Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Conversion Date, shares of Non-Voting Common Stock issuable upon conversion of any shares of Series B Preferred Stock (or other securities issuable upon conversion of such share of Series B Preferred Stock) shall not be deemed outstanding for any purpose, and the Holder of any such shares of Series B Preferred Stock shall have no rights with respect to the Non-Voting Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Non-Voting Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(p)    Shares of Series B Preferred Stock duly converted in accordance with Section 8 or Section 11 of this Certificate of Designations will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock; provided, however, that the Company shall not take any such action if such action would reduce the authorized number of shares of Series B Preferred Stock below the sum of (i) the number of shares of Series B Preferred Stock then outstanding and (ii) the number of shares of Series B Preferred Stock issuable upon the exercise of any warrants then outstanding.
(q)    The Person or Persons entitled to receive the Non-Voting Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Non-Voting Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Non-Voting Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(r)    On the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, certificates representing shares of Non-Voting Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.
Section 10.Anti-Dilution Adjustments.
(s)    The Conversion Price shall be subject to the following adjustments.
(i)    Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1
Where,
OS0 =    the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =    the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.
For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.
(ii)    Subdivisions, Splits and Combination of the Common Stock. If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1
Where,
OS0 =     the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1 =    the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.
For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)    Issuance of Stock Purchase Rights. If the Company issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X
Where,
OS0 =    the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.
X =    the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y =    the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants.
For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).
(iv)    Debt or Asset Distributions. If the Company distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0
Where,

SP0 =	the Current Market Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

FMV =
the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors, provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Preferred Stock, the amount of such distribution such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price on the Ex-Date for such distribution.

In a “spin-off”, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0+ MPs
Where,
MP0 =    the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs =    the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.
In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.
(v)    Cash Distributions. If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series B Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding-up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0
Where,
SP0 =    the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.
DIV =    the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this paragraph (v).
In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive, on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of cash such Holder would have received had such Holder owned a number of shares of Non-Voting Common Stock equal to the Base Value divided by the Applicable Conversion Price on the Ex-Date for such distribution.
(vi)    Self Tender Offers and Exchange Offers. If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)
Where,
SP0 =    the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.
OS0 =    the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
OS1=    the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.
AC =    the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.
(vii)    Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Company Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Non-Voting Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Non-Voting Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Non-Voting Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
(t)    The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Company Common Stock resulting from any dividend or distribution of shares of Company Common Stock (or issuance of rights or warrants to acquire shares of Company Common Stock) or from any event treated as such for income tax purposes or for any other reason.
(u)    (a) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
(i)    No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Stock, as if they held the a number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price. No single event shall be subject to adjustment under more than one subsection of this Section 10 so as to result in duplication.
(ii)    The Applicable Conversion Price shall not be adjusted:
(A)with respect to any Permitted Rights Offering;
(B)upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Company Common Stock under any such plan;
(C)upon the issuance of any shares of Company Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
(D)upon the issuance of any shares of Company Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B Preferred Stock were first issued and not substantially amended thereafter;
(E)for a change in the par value or no par value of Company Common Stock; or
(F)for accrued and unpaid dividends on the Series B Preferred Stock.
(v)    Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the one cent threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the one percent threshold set forth in Section 10(c) hereof (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.
Section 11.Reorganization Events. (a) In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series B Preferred Stock of any Holder, there occurs:
(i)    any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;
(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;
(iii)    any reclassification of the Common Stock into securities including securities other than the Common Stock; or
(iv)    any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 11(a), a “Reorganization Event”) then, subject to Section 8, each share of such Holder’s Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but each Holder shall have the right, at its option, subject to the terms and provisions of this Section 11, to convert any or all of such Holder’s shares of Series B Preferred Stock, effective as of the close of business on the Reorganization Conversion Date (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of each such share of Series B Preferred Stock equal to the number of shares of Non-Voting Common Stock into which one share of Series B Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series B Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”).
(w)    The conversion right of a Holder of Series B Preferred Stock pursuant to this Section 11 shall be exercised by the Holder by the surrender of the certificates representing the shares to be converted to the Company or to the transfer agent for the Company, accompanied by a notice of reorganization conversion, no later than the tenth day following the date of delivery to each Holder of a notice from the Company of the expected consummation or the consummation of a Reorganization Event.
(i)    Immediately prior to the close of business on the Reorganization Conversion Date, each converting Holder of Series B Preferred Stock shall be deemed to be the Holder of record of the number of shares of Non-Voting Common Stock deemed to be issuable upon conversion of such Holder’s Series B Preferred Stock in accordance with clause (i) or (ii) of Section 11(a), notwithstanding that the share register of the Company shall then be closed or that certificates representing such Non-Voting Common Stock shall not then be actually delivered to such Person.
(ii)    Upon notice from the Company, each Holder of Series B Preferred Stock so converted shall promptly surrender to the Company or its transfer agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.
(x)    In the event that holders of the shares of Non-Voting Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the Holders shall be entitled to the same right of election as holders of the shares of Non-Voting Common Stock with respect to the form of consideration to be received pursuant to this Section 11.
(y)    The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Company Common Stock in any such Reorganization Event.

(z)    The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.
(aa)    The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.
Section 12.Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.
(bb)    So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of eighty percent of the shares of Series B Preferred Stock at the time outstanding voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Idaho law:
(i)    any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;
(ii)    any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designations) or the Bylaws that would significantly and adversely alter or change the terms, rights, preferences or privileges of the Series B Preferred Stock; or
(iii)    the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Company with another entity;
provided, however, that a Holder will have no right to vote under this provision or under Idaho law if such voting rights arise due to a Reorganization Event if (1) the Company shall have complied with Section 11(f) or (2) in each case (x) the Series B Preferred Stock remains outstanding or, in the case of any merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights (including, but not limited to, the right of conversion into common shares), preferences, privileges and voting powers that, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole immediately prior to the Reorganization Event, which rights shall include the right of the Holders to convert their shares of Series B Preferred Stock as if a Mandatory Conversion Date had already occurred; provided further, that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding any provision of Idaho law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.
Each holder of Series B Preferred Stock will have one vote per share on any matter on which holders of Series B Preferred Stock are entitled to vote, including any action by written consent.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.
(cc)    Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Non-Voting Common Stock.
Section 13.Fractional Shares.
(dd)    No fractional shares of Non-Voting Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.
(ee)    In lieu of any fractional share of Non-Voting Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.
(ff)    If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Non-Voting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.
Section 14.Reservation of Non-Voting Common Stock.
(gg)    Immediately following approval by the shareholders of the establishment of the Non-Voting Common Stock as described in the Shareholder Proposals, the Company shall at all times thereafter reserve and keep available out of its authorized and unissued Non-Voting Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Non-Voting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price.
(hh)    All shares of Non-Voting Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
(ii)    Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
Section 15.Repurchases of Junior Securities or Trust Preferred Securities. At any time prior to the Approval Date, for as long as the Series B Preferred Stock remains outstanding, the Company shall not redeem, purchase or acquire, directly or indirectly, any of its Junior Securities or trust preferred securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities, and (iii) as a result of reclassification of Junior Securities for or into other Junior Securities.
Section 16.Replacement Certificates.
(jj)    The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.
(kk)    The Company shall not be required to issue any certificates representing the Series B Preferred Stock on or after a Conversion Date. In place of the delivery of a replacement certificate following a Conversion Date, the Company, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Non-Voting Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.
Section 17.Miscellaneous.
(ll)    All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at Intermountain Community Bancorp, 414 Church Street, Sandpoint, Idaho, Attention Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
(mm)    The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Non-Voting Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Non-Voting Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
(nn)    No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
(oo)    The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.